Exhibit 1.02

FABRINET

CONFLICT MINERALS REPORT

YEAR ENDED DECEMBER 31, 2013

I.	Introduction

We provide advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers (OEMs) of complex products such as optical communication components, modules and sub-systems, industrial lasers and sensors. We offer a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and test. Certain Fabrinet products contain materials or components that use tin, tantalum, tungsten and/or gold (“3TG”). Due to the depth of the supply chain, we are far removed from the sources of ore from which these metals are produced and the smelters/refiners that process those ores; the efforts undertaken to identify the country(ies) or origin of those ores reflect our circumstances and position in the supply chain. The amount of information available globally on the traceability and sourcing of these ores is extremely limited at this time; this situation is not unique to us. We have taken steps we believe to be reasonable under the circumstances to identify the applicable smelters and refiners of such 3TG metals in our supply chain; however, we believe that the smelters and refiners of the 3TG contained in our products are best situated to identify the sources and countries of origin of the 3TG.

We do not directly manufacture products but “contract to manufacture” from our suppliers branded and generic products containing 3TG. The efforts were undertaken on the exclusive and/or privately-branded products sourced directly by, and manufactured for, us in 2013.

II.	Reasonable Country of Origin Inquiry (RCOI)

Direct suppliers were asked to provide answers to the Electronic Industry Citizenship Coalition-Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Common Reporting Template reflecting Fabrinet’s position on the supply chain. The EICC-GeSI Conflict Minerals Common Reporting Template is regarded as the most common reporting tool for conflict minerals content and sourcing information worldwide, developed by several of the world’s leading consumer electronics companies.

We reviewed questionnaires received and reviewed them for completeness and consistency of answers. Suppliers were required to provide corrections and clarifications where needed.

As such, we believe our RCOI process was reasonably designed and performed in good faith, but there are inherent limitations in the information provided to us by third parties, including the possibility of information being inaccurate, incomplete or falsified despite our efforts to validate and confirm the information.

III.	Due Diligence Program

We designed our overall conflict minerals procedures based on, and in conformity with the five step framework of OECD (2011), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements on tin, tantalum, tungsten and gold (the “Guidance”). The five step framework consists of:

(1) Establish strong company management systems

•	We have created a Conflict Mineral Task Force led by our Supply Chain Management organization to implement our Conflict Mineral Sourcing Policy

•	We have published our Conflict Mineral Sourcing Policy, a copy of which is publicly available at our website <http://www.fabrinet.com/conflict_minerals_statement.html>

•	We have communicated our policy on Conflict Minerals to direct suppliers

•	We have conducted awareness sessions concerning the commitments and requirements expected of our suppliers

(2) Identify and assess risks in the supply chain

•	We identified direct suppliers that supply product or material that may contain conflict minerals

•	We conducted supplier surveys using the EICC-GeSI Conflict Minerals Common Reporting Template (“CMRT”)

•	We reviewed CMRT received for completeness and consistency of answers. Suppliers were required to provide corrections and clarifications where needed

•	We compared smelters and refiners identified by suppliers to the CFSI list of validated conflict free facilities

(3) Design and implement a strategy to respond to identified risks

•	We reported to senior management on direct suppliers’ responses to our conflict minerals information requests, including updates on monitoring and tracking corrective action and risk mitigation efforts (where applicable)

•	We developed a risk mitigation plan that allows for continued trade with a supplier during the supplier’s risk mitigation efforts

(4) Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

•	We supported the development and implementation of independent third party audits of smelter/refiner’s sourcing through our policy and procurement practices that encourage suppliers to purchase materials from audited smelters/refiners

•	We supported EICC Conflict Free Sourcing Initiative which directly supports and implements third party audits of smelters/refiners

(5) Report on supply chain due diligence

•	We communicated our conflict mineral report on our company website at http://www.fabrinet.com/conflict_minerals_report.html

We implemented appropriate elements of the Guidance as were reasonably applied to our circumstances and position in the supply chain as a “downstream” company with little to no direct influence on smelters/refiners.

IV.	Product Determination

We conducted survey with our identified suppliers and approximately 90% of our suppliers responded. We received inconclusive data from our direct suppliers and materials sources indicating that the 3TG originated in the Covered Countries.

V.	Product Description

Our customer base includes companies in complex industries that require advanced precision manufacturing capabilities, such as optical communications, industrial lasers and sensors. The products that we manufacture for our OEM customers include: selective switching products; tunable transponders and transceivers; active optical cables; solid state, diode-pumped, gas and fiber lasers; and sensors.

We compared smelters and refiners identified by our suppliers to the CFSI list of validated conflict free facilities. Of the 224 smelters/refiners identified by our suppliers, 181 of those smelters/refiners are in the CFSI list.

Below is the identified smelters and refineries list:

Metal	Smelter Names
Gold	Academy Precious Metals (China) Co. LTD
Gold	Aida Chemical Industries Co. Ltd.
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Mineração Ltda
Gold	Argor-Heraeus SA
Gold	Asahi Pretec Corporation
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	Caridad
Gold	Cendres & Métaux SA
Gold	Central Bank of the DPR of Korea
Gold	Changzhou Chemical Research Institute Co. Ltd.
Gold	Chimet SpA
Gold	China Gold
Gold	China National Gold Group (Henan)
Gold	Chugai Mining
Gold	Codelco
Gold	Cookson Group

Gold	CV Nurjanah
Gold	Daejin Indus Co. Ltd
Gold	DaeryongENC
Gold	Do Sung Corporation
Gold	Dowa
Gold	FSE Novosibirsk Refinery
Gold	Guangdong macro jin precious metal smelting plant
Gold	H.C. Starck GmbH
Gold	Harima Smelter
Gold	Harmony Gold Refinery
Gold	HeeSung
Gold	Heesung Metal Ltd
Gold	Heimerle + Meule GmbH
Gold	Heraeus (zhaoyuan)Precious Metal Materials Co., Ltd.
Gold	Heraeus Ltd Hong Kong
Gold	Heraeus Ltd. – Canada
Gold	Heraeus Ltd. - USA Heraeus Precious Metals, Inc, USA
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Heraeus Zhaoyuan (Changshu) Electronic Material Co., Ltd.
Gold	Hon Hai
Gold	Hwasung CJ Co. Ltd
Gold	Imicore / Unicore SA Umicore SA Business Unit Precious Metals Refining
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Istanbul Gold Refinery
Gold	Japan Mint
Gold	Japan Pure Chemcial
Gold	Jiangxi Copper Company Limited
Gold	Jinfeng Gold Mine Smelter
Gold	Johnson Matthey Inc
Gold	Johnson Matthey Limited
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	JX Nippon Mining & Metals Co., Ltd
Gold	Kazzinc Ltd
Gold	Kennecott Utah Copper
Gold	Kojima Chemicals Co. Ltd
Gold	Korea Metal Co. Ltd
Gold	Kunshan Jinli chemical industry reagents co.,Ltd.

Gold	Kyrgyzaltyn JSC
Gold	L’ azurde Company For Jewelry
Gold	La Caridad
Gold	London Metal Exchange (LME)
Gold	LS- Nikko, Japan
Gold	LS-Nikko Copper Inc
Gold	Malaysia Smelting Corporation Berhad
Gold	Materion
Gold	Matsuda Sangyo Co. Ltd
Gold	Metalor Technologies (Hong Kong) Ltd
Gold	Metalor Technologies SA
Gold	Metalor USA Refining Corporation
Gold	Met-Mex Peñoles, S.A.
Gold	Minsur
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD
Gold	Ohio Precious Metals LLC.
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	PAMP SA
Gold	Pan Pacific Copper Co. LTD
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PT Tambang Timah
Gold	PX Précinox SA
Gold	Rand Refinery (Pty) Ltd
Gold	Royal Canadian Mint
Gold	Sabin Metal Corp.
Gold	SAMWON Metals Corp.
Gold	Schone Edelmetaal
Gold	SEMPSA Joyeria Plateria SA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	Solar Applied Materials Technology Corp.
Gold	Sumitomo Metal Mining Co. Ltd.
Gold	Suzhou Xingrui Noble
Gold	Tanaka Kikinzoku Kogyo K.K.

Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Tokuriki Honten Co. Ltd
Gold	Torecom
Gold	Umicore Brasil Ltda
Gold	Umicore SA Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi SA
Gold	Western Australian Mint trading as The Perth Mint
Gold	Xstrata Canada Corporation
Gold	Yokohama Metal Co Ltd
Gold	Yunnan Chengfeng
Gold	Yunnan Tin Company Limited
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd

Metal	Smelter Names
Tantalum	Conghua Tantalum and Niobium Smeltry
Tantalum	Duoluoshan
Tantalum	Exotech Inc.
Tantalum	F&X
Tantalum	Gannon & Scott
Tantalum	Global Advanced Metals
Tantalum	H.C. Starck GmbH
Tantalum	Hi-Temp
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.
Tantalum	JiuJiang Tambre Co. Ltd.
Tantalum	Kemet Blue Powder
Tantalum	Mitsui Mining & Smelting
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	Plansee
Tantalum	RFH
Tantalum	Solikamsk Metal Works
Tantalum	Taki Chemicals
Tantalum	Tantalite Resources
Tantalum	Telex
Tantalum	Ulba
Tantalum	Zhuzhou Cement Carbide

Metal	Smelter Names
Tin	AIM
Tin	ATI Tungsten Materials
Tin	China Tin Lai Ben Smelter Co., Ltd.
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cookson
Tin	Cooper Santa
Tin	CV Duta Putra Bangka
Tin	CV JusTindo
Tin	CV Makmur Jaya
Tin	CV Prima Timah Utama
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	Daewoo International
Tin	EM Vinto
Tin	Feinhütte Halsbrücke GmbH
Tin	Fenix Metals
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.
Tin	Gejiu Zi-Li
Tin	Gold Bell Group
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan
Tin	Linwu Xianggui Smelter Co
Tin	Liuzhou China Tin
Tin	Malaysia Smelting Corporation (MSC)
Tin	Metallic Material Branch of Guangxi China Tin Group Co. Ltd.
Tin	Metallo Chimique
Tin	Mineração Taboca S.A.
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	Novosibirsk Integrated Tin Works
Tin	OMSA
Tin	PT Alam Lestari Kencana
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Kudai Tin
Tin	PT Bangka Putra Karya
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Belitung Industri Sejahtera
Tin	PT BilliTin Makmur Lestari

Tin	PT Bukit Timah
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Fang Di MulTindo
Tin	PT HP Metals Indonesia
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima
Tin	PT Refined Banka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Sumber Jaya Indah
Tin	PT Tambang Timah
Tin	PT Timah
Tin	PT Timah Nusantara
Tin	PT Tinindo Inter Nusa
Tin	PT Yinchendo Mining Industry
Tin	Thaisarco
Tin	White Solder Metalurgia
Tin	Yunnan Chengfeng
Tin	Yunnan Tin Company Limited

Metal	Smelter Names
Tungsten	A.L.M.T. Corp.
Tungsten	ATI Tungsten Materials
Tungsten	Chaozhou Xianglu Tungsten Industry Co Ltd
Tungsten	China Minmetals Nonferrous Metals Co Ltd
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd
Tungsten	Ganzhou Huaxing Tungsten
Tungsten	Global Tungsten & Powders Corp
Tungsten	HC Starck GmbH
Tungsten	Hitachi Metals, Ltd., Yasugi Works
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Tungsten	Japan New Metals Co Ltd
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp
Tungsten	Jiangxi Tungsten Industry Group Co Ltd
Tungsten	Mitsui Mining & Smelting Co., Ltd
Tungsten	Nanchang Cemented Carbide Limited Liability Company

Tungsten	Sandvik Material Technology
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Golden Egret Speical Alloy Co., Ltd
Tungsten	Xiamen Tungsten Co Ltd
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd

Countries of origin of the conflict minerals these facilities process are believe to include:

Argentina, Armenia, Australia, Austria, Belgium, Bolivia, Brazil, Bulgaria, Burundi, Cambodia, Canada, Chile, China, Colombia, DRC, Ecuador, Egypt, Eritrea, Estonia, Ethiopia, Fiji, Finland, Georgia, Germany, Ghana, Guatemala, Honduras, Hong Kong, India, Indonesia, Japan, Kazakhstan, Republic of Korea, Laos People’s Democratic Republic, Malaysia, Mali, Mexico, Mongolia, Mozambique, New Zealand, Nicaragua, Niger, Nigeria, Panama, Papua New Guinea, Peru, Philippines, Portugal, Russian Federation, Rwanda, Saudi Arabia, Singapore, Solomon Islands, Somalia, South Africa, Spain, South Sudan, Suriname, Switzerland, Taiwan, United Republic of Tanzania, Thailand, Turkey, United Kingdom, United States, Uruguay, Uzbekistan, Venezuela, Vietnam and Zimbabwe.

VI.	Steps to Improve Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers. We will also continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional fact and risk assessments where potentially relevant changes in facts or circumstances are identified. New suppliers will be reviewed for conflict minerals conformance during initial business reviews. If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its performance. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

VII.	Independent Private Sector Audit

Not required for calendar year 2013.